Exhibt 10.2
EPC Agreement No. 1002
between
Allegheny Energy Supply Company, LLC
and
Washington Group International
covering
Balance of Plant for
Flue Gas Desulfurization Project
at
Hatfield’s Ferry Units 1, 2 and 3

TABLE OF CONTENTS
Principal Document
A            REIMBURSABLE COSTS
B            FIXED RATES
C            FEE
D            CONTRACTOR’S PERSONNEL POLICIES
E            WGI 5-YEAR ACCOUNTING PERIOD CUT-OFF CALENDAR
F            FORM of LETTER OF CREDIT

G            OWNER’S CONTROLLED INSURANCE PROGRAM (OCIP)
H            DISPUTE RESOLUTION PROCEDURE
I              LIST OF KEY WGI PERSONNEL
J             TRUST ACCOUNT AGREEMENT
K            AUDIT DATA FIELD REQUIREMENTS

This Agreement is effective as of this 13th day of July, 2006, and made between Allegheny Energy Supply Company, LLC, a limited liability company organized under the laws of Delaware with offices at 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601-1689 (hereinafter Allegheny) and Washington Group International, Inc., a corporation organized under the laws of Ohio with a place of business, at 510 Carnegie Center, Princeton, NJ 08540 (hereinafter Contractor).
Allegheny and Contractor, each in consideration of the undertakings, promises and agreements of the other as set forth herein, hereby agree as follows:
ARTICLE 1 — AGREEMENT SCOPE
The purpose of this Agreement is to define the terms and conditions for the provision of the Work as specifically set out in the Job Specification. Work is generally described as the engineering, procurement and construction of the balance of plant work for the flue gas desulfurization project at the Hatfield’s Ferry Units 1, 2 and 3 in Monongahela Township, Greene County, Pennsylvania, as well as certain site management of the entire flue gas desulfurization project. Prior to the effective date of this Agreement, Contractor performed Work under Allegheny purchase order C-06-06864, issued on May 12, 2006 and change orders thereto. This Agreement supercedes said purchase order in all respects, except as to the Ft. Martin facility, and any Work performed thereunder shall be deemed to have been performed under this Agreement.
ARTICLE 2 — TERM AND SURVIVORSHIP
2.1	Term. The Term of this Agreement begins and is effective from the date first written above and shall terminate upon final acceptance pursuant to Article 18, unless terminated earlier as permitted by this Agreement.

2.2	Survivorship. The provisions of this Agreement as stipulated in Article 41 shall survive any expiration or termination of this Agreement.
ARTICLE 3 — DEFINITIONS
For the purpose of this Agreement, the following words and phrases shall have the meaning stated below:
3.1	“Agreement” means Principal Document, Job Specification, and the Exhibits listed in the Table of Contents.
a)	“Principal Document” means this document, executed by Allegheny and Contractor and comprising Articles 1 through 42.

b)	“Job Specification” means the documents issued by Allegheny to Contractor which contain the detailed description of the Work, including technical and other requirements pertaining thereto. The Parties agree that the following documents are for information only in the Job Specification and are not part of this Agreement: Flue Gas Desulfurization (FGD) Phase I Study Report, dated

December 2005, prepared by Black & Veatch; and Technical Specification for Wet Flue Gas Desulfurization System, prepared by Sargent & Lundy.
3.2	“Agreement Price” means the total of Costs and Fee relating to compensation as specified in Exhibits A,B &C to be paid by Allegheny to Contractor.
(a)	“Costs” means the sum of Reimbursable Costs and costs resulting from application of Fixed Rates.

(b)	“Reimbursable Costs” means costs set forth in Exhibit A for which Contractor is compensated at actual costs incurred and paid.

(c)	“Fixed Rates” means unit prices listed in Exhibit B.

(d)	“Fee” means the part of Agreement Price as provided in Exhibit C by which Contractor is compensated for: (i) its profit related to the Work; and (ii) expenses not recovered by Contractor in Costs.
3.3	“Agreement Price Budget” means the budget for the Work prepared by Contractor and approved by Allegheny, which may be modified or adjusted by Change Orders. The Agreement Price Budget shall be agreed to by the parties within four (4) months of the effective date of this Agreement.

3.4	“Change Order” means the document issued by Allegheny, which sets forth adjustments to the Agreement Price Budget and/or the Scheduled Completion Date.

3.5	“Competence” means the expertise, experience, capability and specialized knowledge to perform the Work in a good and workmanlike manner and within all accepted standards for the engineering and construction industry serving the utility industry.

3.6	“Completion Notice” means the document issued by Allegheny upon agreeing that Contractor has substantially met the criteria set forth in the Job Specification for completion of the Work, for each flue gas desulfurization unit and/or the common systems.

3.7	“Consequential Damages” means any loss or anticipated loss of profit, loss or anticipated loss of revenue, business interruption, loss of use of any equipment, loss of any Agreement or other business opportunity and any other indirect damage of a similar nature as further defined in Article 23.

3.8	“Contractor” means: (1) the legal entity identified in the Principal Document and, where the context so permits; (2) any company in which that legal entity now or hereafter (a) owns directly or indirectly or (b) controls, directly or indirectly, more than fifty percent (50%) of the stock having the right to vote or appoint its directors; and (3) Contractor’s representatives that are responsible for supplying services or performing the Work in accordance with the terms of this Agreement.

3.9	“Facility” means the existing power generation facility and all property at Hatfield’s Ferry in Monongahela Township, Greene County, Pennsylvania.

3.10	“Law” means all applicable laws of the jurisdiction in its broadest sense including without limitation the following: constitutional law, civil law, common law, international law, equity, treaties, statutes, decrees, edicts, codes, orders, rules, ordinances and regulations of any federal, state, local, municipal or any other duly constituted governmental authority or agency.
3.11	“Safety and Health Manual” means the documents, dated May 16, 2006 and issued by Allegheny to Contractor detailing the minimum safety and health policies and procedures to be adopted by Contractor, Subcontractors and Vendors at the Work Site. As further detailed in the Job Specification, Contractor shall be responsible for overall administration of safety and health matters at the Work Site, and report data relating to safety and health matters for the entire flue gas desulfurization project.

3.12	“Scheduled Completion Date” means the date or dates set forth in the Job Specification for completion of the Work, which may be modified or adjusted by Change Orders. The Schedule Completion Date shall be finalized within four (4) months of the effective date of this Agreement.

3.13	“Subcontractor” means any subcontractor, supplier, agent or materialman providing services or work to Contractor for the purpose of performing the Work under this Agreement.

3.14	“Vendor” means any supplier, agent or materialman providing equipment, materials, and/or specialty services to Contractor pursuant to the Work under this Agreement.

3.15	“Work” means the engineering, procurement and construction of the balance of plant work for flue gas desulfurization systems, by Contractor under this Agreement, including providing as necessary therefor supervision, construction work, consultations, any specified materials, labor, construction tools, equipment, and supplies at the Work Site, as well as certain site management of the entire flue gas desulfurization project pursuant to the Job Specification.

3.16	“Work Site” means the site indicated in the Job Specification at the Hatfield’s Ferry Facility in Monongahela Township, Greene County, Pennsylvania and the fabrication area at the Ft. Martin facility in Maidsville, West Virginia.

ARTICLE 4 — CONTRACTOR’S GENERAL OBLIGATIONS
4.1	Contractor shall engineer, procure and construct flue gas desulfurization systems and shall perform the Work in accordance with the terms and conditions of this Agreement.

4.2	No documentation, including Contractor’s proposal and bid clarification correspondence, shall constitute a part of this Agreement unless included in Exhibit E — Supplemental Documentation.

4.3	Contractor represents that it knows:
(a)	the nature, requirements and scope of the Work,

(b)	the location and peculiarities of the Work Site,

(c)	the type and magnitude of detailed engineering, procurement, construction and construction management services and labor required,

(d)	the character of equipment, materials and facilities required, and

(e)	the general and local conditions and other matters which could affect the Work.
Contractor’s failure to become knowledgeable about or to discover matters, which affect the Work, shall not relieve Contractor from its obligations under this Agreement.

Contractor accepts the Work Site as found subject to modifications set forth in the Job Specification. If subsurface conditions differ materially from those indicated in the Job Specification, Contractor shall not disturb said conditions but shall promptly notify Allegheny and proceed with the Work affected only upon Allegheny’s written authorization. If Allegheny determines that such conditions materially differ from those indicated in the Job Specification, and that such difference causes an increase or decrease in the cost or time of performance, Allegheny shall issue a Change Order with respect thereto if appropriate under the criteria of Sub-Article 9.2. If Contractor proceeds with the Work affected without Allegheny’s authorization, any additional costs incurred shall not be allowed as Costs and no Change Order shall be allowed therefor.
4.4	After entering into this Agreement, Contractor shall commence the Work promptly upon being notified by Allegheny, and shall perform the Work in a professional manner to the satisfaction of Allegheny: (i) with diligence until its obligations pursuant to this Agreement have been completed; and (ii) meeting or exceeding the standards prevailing in the industry pertaining to such Work including standards of the appropriate construction code and revisions thereto applicable to the jurisdiction, where the Work is to be performed, in effect as of the effective date of this Agreement, as well as such other requirements as set forth in this Agreement. Allegheny shall have the right to reject any deficient Work performed by Contractor in accordance with the provisions of Article 15.

4.5	Contractor shall provide sufficient supervisory and other personnel to perform the Work and Contractor shall continuously furnish such personnel and control the progress of the Work until Contractor’s performance under this Agreement has been completed. Contractor’s project manager and other key personnel as approved by Allegheny and identified in Exhibit I shall not be reassigned or removed from the Work by Contractor without the approval of Allegheny, except to the extent there are circumstances beyond Contractor’s control, such as but not limited to, death, incapacity due to disease or injury, or the employee leaving the Contractor’s employment. Contractor may use third party agency personnel for any position with Allegheny’s prior approval, and Contractor shall maintain a list of such approved personnel. Contractor further agrees that Allegheny shall have the right to direct Contractor to remove any member of Contractor’s project team from those performing Work under this Agreement.
4.6	Contractor shall perform the Work under the National Maintenance Agreement, providing for a wage modifier at ninety percent (90%) and one hundred percent (100%) of the fringe benefits found in the local collective bargaining agreement. Contractor shall take all necessary steps to minimize and/or eliminate labor disputes with respect to this Agreement.

4.7	Contractor shall develop with governmental authorities customs procedures for: (i) importing to the Work Site equipment, materials, supplies and construction tools required for the Work; and (ii) exporting Contractor-owned or rented construction tools and construction equipment. Contractor shall be responsible for obtaining and maintaining all licenses, visas, clearances, certifications and governmental or administrative authorizations, necessary for the performance of its obligations hereunder, including entry visas, residence and work permits and any applicable licenses for its employees, agents and representatives. Allegheny shall have no liability whatsoever in respect thereof.

4.8	Except for the permits and licenses that Allegheny is required to obtain pursuant to the Job Specification, Contractor shall procure all necessary permits and licenses required to be in Contractor’s name, including licenses or registrations issued by any professional boards pursuant to Law, and shall obtain approval of plans and specifications, and observe and abide by all applicable Law relating to the Work. Without releasing Contractor from its obligation hereunder, if any drawings or specifications are known by Contractor to be at variance with any applicable Law, Contractor shall give notice to Allegheny thereof before performing such Work. Applications for such permits, licenses or approvals shall be submitted to Allegheny for approval prior to being filed with any relevant authority involved. Contractor shall give a copy of each permit to Allegheny promptly after receipt thereof by Contractor.

4.9	Contractor shall have custody and control of: equipment, materials and supplies for performing the Work furnished by it or delivered to it by Allegheny; parts of the Work Site under construction or completed; temporary structures; and construction facilities, except for: (i) partially completed parts of the Work for which Allegheny has taken temporary possession by Change Order, (ii) parts (units, systems or areas of equipment) of the Work for which Allegheny has accepted custody and control pursuant to Completion Notices, and (iii) parts of the Work included in any part of the Work which has been terminated pursuant to Article 17. Contractor shall protect and care for items and parts of the Facility in its custody and control.

4.10	Contractor’s proposed schedule for work hours shall be submitted to Allegheny for its approval prior to Contractor beginning any Work at the Work Site. Once approved, such work schedule shall not be revised without further approval by Allegheny. Contractor shall not permit its employees or Subcontractors’ employees to work overtime or more than the approved work schedule, unless approved in advance by Allegheny.

4.11	Contractor shall schedule, report, forecast and control progress of the Work, anduse best efforts to achieve completion of the Work on or before the Scheduled Completion Date, as set forth in the Job Specification.

4.12	Contractor shall furnish to Allegheny for its review and comment copies required by the Job Specification of detail and working drawings, specifications, engineering calculations, purchase orders, subcontracts and other documents prepared by Contractor, Subcontractors or Vendors in the course of performing the Work, and shall give Allegheny access at reasonable times to Contractor’s design and engineering methods, calculations, and data used in performing the Work. Notwithstanding the foregoing, this provision shall not require Contractor to disclose its identified proprietary methods, software, calculations and data, provided, however, Contractor shall cooperate with Allegheny in its understanding of the methodology or derivation of any calculation or design developed by Contractor for the Work short of Contractor disclosing its proprietary methods. Unless otherwise advised by Allegheny, Contractor shall continue to proceed with its Work subsequent to providing information under this Sub-Article.

4.13	Contractor shall maintain all Project records and financial records in accordance with the requirements of Allegheny and the Federal Energy Regulatory Commission and of the state and regulatory agencies in the state where the work is being performed, and upon request, shall provide Allegheny with sufficient information relating to prices of materials and services to similarly enable its compliance.

4.14	Contractor agrees, unless exempt, to comply with the Federal Acquisition Regulations System (FAR) including, but not limited to, solicitation provisions and contract clauses in the following implementation provisions which are hereby incorporated by reference: Equal Employment Opportunity (48 C.F.R. §22.8), Special Disabled and Vietnam Era Veterans (48 C.F.R. §22.13, 41 C.F.R. 60-250.4(m)), Employment of the Handicapped (48 C.F.R. §22.14, 41 C.F.R. 60-741.4(f)), Small Business and Small Disadvantaged Business Concerns (48 C.F.R. §19.000-19.902). Pollution Control and Clean Air and Water (48 C.F.R. §23.1).

Contractor further shall make certifications and periodic reports required by the FAR, the laws and Executive Orders implemented by those regulations, and as otherwise requested by Allegheny.
4.15	Contractor’s project manager named in the Job Specification shall have the authority to act for Contractor with respect to all matters pertaining to the Work and Contractor’s performance. Communications concerning these matters received by Contractor’s project manager from Allegheny shall be deemed to have been received by Contractor.

4.16	Contractor shall respond promptly to Allegheny’s request for assurances concerning the financial condition of Contractor and any Subcontractor or Vendor and their respective ability to perform all of their respective obligations under this Agreement. Upon the request of Allegheny, Contractor shall submit financial statements for its most recent fiscal quarter, as well as the most recent three years or the period of existence, if shorter, and will submit such other documents as are permitted by Law and, in Allegheny’s discretion, necessary to substantiate Contractor’s financial ability to complete the Work in accordance with the terms hereof. In the event that Contractor fails to provide such financial information, then a deficiency will be deemed to have occurred under Sub-Article 15.1. Contractor shall include in all subcontracts and purchase orders a similar provision requiring all Subcontractors and Vendors to provide such financial information upon request of either Allegheny or Contractor.

4.17	Without diminishing the importance of other portions of the Job Specification, Contractor shall ensure satisfactory pursuance of the requirements in the following portions of that document:
(a)	furnishing and maintaining, in an up-to-date condition, the project control documents and giving notice to Allegheny, if any condition exists that Contractor forecasts may prevent Contractor from obtaining results that are in full compliance with this Agreement;

(b)	operating a quality assurance system that complies with Allegheny’s requirements in the Job Specification and allows Allegheny full access to audit the system, and further undertakes to make such modifications to the system as may be required for the applicable quality assurance standards to be met; and

(c)	during the course of manufacture and fabrication of equipment and materials, the making of inspections and tests required by the Job Specification, including Allegheny’s right to attend such inspections and tests and Contractor’s giving Allegheny proper notice therefore.
4.18	Contractor shall provide as specified in the Job Specification, office space, furnishings, clerical and secretarial assistance, communication services and other facilities and services required for Allegheny’s use at Contractor’s home and branch offices and at the Work Site.

ARTICLE 5 — COST AND SCHEDULE PERFORMANCE
5.1	Contractor shall estimate, budget, report, forecast and control Costs, and shall schedule, report, forecast and control progress of the Work.

5.2	Contractor shall keep the forecasted Agreement Price for all phases of the Work within the Agreement Price Budget, complete elements of the Work by the time specified in the agreed upon detailed work schedule, and use best efforts to achieve completion of the Work and other deliverables to be provided as part of the Work on or before the Scheduled Completion Date.

5.3	Contractor shall achieve completion of each part of the Work and other deliverables in the time sequence specified in the Job Specification or as mutually agreed to by the parties. If the time sequence is revised by Allegheny, a Change Order shall be issued if appropriate pursuant to the criteria of Sub-Article 9.2. If such revision is required because of Contractor’s deficient performance, no adjustment to any fixed component of Fee shall be allowed and no adjustment to the Scheduled Completion Date shall be allowed unless the delay was excusable under force majeure pursuant to Article 37.

5.4	After issuance of the final Completion Notice, and at Allegheny’s request, Contractor shall prepare an estimated breakdown of the Agreement Price into accounting classifications specified by Allegheny.
ARTICLE 6 — WARRANTIES
6.1	Representations and Warranties

Contractor represents and warrants that it:
(a)	has the Competence to perform the Work;

(b)	has or shall obtain and maintain the necessary personnel and supervision possessing appropriate skills to perform the Work to meet or exceed its obligations under this Agreement;

(c)	shall obtain, maintain and use all tools and equipment in accordance with manufacturer’s specifications and recommendations and good engineering and operational practices;

(d)	has or shall obtain, at its expense, before performing any work connected with the Work, all the necessary registrations, certificates, permits, licenses and authorizations to conduct business and perform the Work;

(e)	shall perform all Work in accordance with Law;

(f)	shall perform all Work promptly, with due diligence and Competence;

(g)	shall conduct itself with ethical and professional standards; and

(h)	fully comprehends the requirements and contingencies for performing the Work and that it has examined the Work Site for any additional or special requirements and contingencies.
6.2	Contractor’s Duty for Compliance while Performing Work under this Agreement

Contractor shall not perform any aspect of the Work that it knows or should know cannot be performed in conformity with the provisions of this Agreement. If Contractor determines that it cannot perform the Work in conformity with this Agreement, Contractor shall immediately advise Allegheny and consult with Allegheny to develop a mutually satisfactory resolution. Contractor shall advise Allegheny if it knows or becomes aware of any drawings and specifications applicable to the Work that are at variance with Law or with good engineering and operational practices before beginning any work connected with the Work. Contractor shall immediately notify Allegheny in writing of any such variance and ensure that the necessary changes are made before proceeding with the part of the Work affected.
6.3	Additional Warranty

Contractor warrants that all work performed and any equipment and materials provided in connection with the Work shall be free from defect or deficiency for eighteen (18) months from the date of the Completion Notice. If Allegheny discovers any defect or deficiency during the warranty period, and Allegheny has notified Contractor of the defect or deficiency either during the warranty period or within the earlier of three (3) months after this warranty period or the next scheduled outage on the unit, Contractor shall be responsible to: i),re-perform the engineering services to correct the deficiency and/or ii) upon Allegheny’s concurrence, promptly repair or replace the defect or deficiency (including the provision of all labor, materials and other incidental work to effect this correction of the defect or deficiency). Any work performed under this Sub-Article to correct any defect or deficiency shall be warranted on the same basis as provided in this Sub-Article for the longer of: (i) the balance of the eighteen (18) month warranty period; or (ii) twelve (12) months from the date of completion of the repair or replacement but such warranty shall not extend beyond thirty (30) months. Notwithstanding the foregoing expiration of the warranty period, if a chronic failure of components (two or more failures of the same component) occurs during the warranty period, Contractor shall be responsible to determine the root cause of the chronic failure and shall make the necessary repair or replacement of the Work to correct the root cause. Contractor’s sole liability and Allegheny’s sole and exclusive remedy for any warranted Work shall be the re-performance, repair or replacement of the Work. Such warranted Work shall not constitute deficient Work under Article 15. The only warranties made by Contractor are those expressly enumerated in this provision. Any other statements of fact or descriptions expressed in the Agreement shall not be deemed to constitute a warranty of the Work or any part thereof. THE WARRANTIES SET FORTH IN THIS PROVISION ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM COURSE OF DEALING AND USAGE OF TRADE). Contractor’s maximum liability for warranty is the total Fee paid to Contractor, which liability shall be excess of any proceeds paid by the professional liability insurance, provided by Contractor under Exhibit G, for warranty claims made under this Sub-Article 6.3
6.4	Warranties of Others

Contractor shall require that all warranties provided by Subcontractors and/or Vendors are assignable to Allegheny. If any warranty is not assignable, Contractor shall make that warranty available for Allegheny’s benefit. Contractor shall deliver a copy of each written warranty provided by Subcontractors and/or Vendors to Allegheny. The warranties under this Sub-Article shall be in addition to any others provided under this Agreement or otherwise under Law.

ARTICLE 7 — PROCUREMENT AND SUBCONTRACTING
7.1	Contractor shall obtain Allegheny’s agreement with (i) procurement procedure, (ii) subcontract procedure (iii) purchase order and subcontract documents and (iv) Subcontractor and Vendor selection.

7.2	No home, branch office or construction management services shall be performed by Subcontractor(s), Vendor(s) and/or consultants without Allegheny’s prior approval.

7.3	Contractor shall include terms, conditions, provisions, obligations, warranties, and guaranties no less stringent than those imposed on Contractor under this Agreement in all purchase orders and subcontracts, except for non-material purchase orders with Vendors as agreed to by Allegheny.

7.4	In purchase orders and subcontracts involving the supply of equipment, supplies, structures and/or materials, whether permanent or temporary, Contractor shall:
7.4.1	specify that the equipment, supplies, structures and/or materials are being procured on behalf of Allegheny, and that Allegheny is the legal and equitable owner thereof at the time of payment, and

7.4.2	require that Allegheny be a recipient of manufacturer’s notices related to the equipment, supplies, structures and/or materials to be supplied including, but not limited to, any and all health and safety advisories and notices.

In these purchase orders and subcontracts, Contractor shall similarly obligate Subcontractors and Vendors to comply with Sub-Articles 7.4.1 through 7.4.2 above with respect to all lower tier purchase orders and subcontracts. For any Subcontractors and/or Vendors who refuse to accept this provision, Contractor shall promptly notify Allegheny for guidance prior to placing the purchase order or subcontract.
7.5	At regular intervals and as requested by Allegheny, Contractor shall review with Allegheny each Subcontractor’s progress and performance. Subcontract administration matters of a non-routine nature including, but not limited to, claims or potential claims shall be reviewed with Allegheny prior to any action or response by Contractor.

7.6	Contractor shall be responsible to Allegheny for work performed by Subcontractors to the same extent it is for work performed by Contractor’s employees.

7.7	Reviews or approvals of purchase orders, subcontracts, Subcontractors or Vendors by Allegheny shall not create any Contractual relation between Allegheny and any Subcontractor or Vendor.

7.8	Pursuant to Public Law 95-507, the Small Business Investment Act, 15 U.S.C. 637(d), Contractor agrees to perform to a mutually agreed plan so that small business concerns and those concerns owned and controlled by socially and economically disadvantaged individuals, as defined in the Act, have the opportunity to compete for purchase orders and subcontracts to the fullest extent consistent with the efficient performance under this Agreement, and make certifications and periodic reports required by the plan.

ARTICLE 8 — ALLEGHENY
8.1	Specific Obligations
8.1.1	Allegheny shall provide Contractor with the Job Specification, revisions thereto, and upon request, copies of specifications, drawings, instructions and other documents referred to in the Job Specification and not readily available to Contractor.
(a)	Job Specification will be identified by its Table of Contents date.

(b)	At any time Allegheny may issue revision(s) to the Job Specification and shall issue Change Order(s) thereto.
8.1.2	Allegheny shall obtain from governmental authorities the licenses and permits that it must possess to locate, construct, maintain and operate the Facility.

8.1.3	Allegheny shall fulfill its obligations under Sub-Articles 8.1.1 through 8.1.2 above, and shall provide those items specified in the Job Specification as being provided by Allegheny in time to avoid delaying Contractor in the performance of the Work.

8.1.4	Allegheny shall coordinate activities conducted by Allegheny or by other Contractors employed by Allegheny on or contiguous to the Work Site with the activities of Contractor.

8.1.5	Allegheny shall use its best efforts to provide certificates, upon reasonable and timely request, as it is empowered to issue in support of Contractor.

8.1.6	Allegheny shall maintain the insurance coverages set forth in the OCIP under Exhibit G and, if any such coverages are terminated, provide at least ten (10) days notice under a Change Order for Contractor to obtain replacement insurance pursuant to Exhibit G.
8.2	Allegheny’s Project Manager

Allegheny’s project manager named in the Job Specification shall have the authority to act for Allegheny with respect to all matters pertaining to the Work, Contractor’s performance and the Job Specification. Communications concerning these matters received by Allegheny’s project manager from Contractor shall be deemed to have been received by Allegheny.
8.3	Access to and Use of Premises
8.3.1	Allegheny may use any portion of its property for its own purpose and may employ workers or other contractors of its own choosing for constructing other facilities or maintaining or changing any of the existing facilities. Work performed in accordance with the Job Specification at the

Work Site by Allegheny and its contractors shall be coordinated with Contractor.
8.3.2	Allegheny may refuse any person admission to the Facility or exclude any person from performing Work under this Agreement, and Contractor shall cooperate with Allegheny with respect thereto.

8.3.3	Allegheny may take temporary possession of and use partially completed parts of the Work by notifying Contractor thereof and shall coordinate with Contractor to minimize any impacts on the Work.
(a)	Such possession by Allegheny shall not be deemed an acknowledgement of completion of said parts of the Work and shall not limit Contractor’s responsibility for custody and control of said parts of the Work pursuant to Sub-Article 4.10, after possession is returned to Contractor.

(b)	A Change Order shall be issued with respect to such temporary possession. If taking possession or use is required because Contractor’s performance has fallen behind the agreed upon detailed work schedule, Allegheny shall provide notice thereof, but no Change Order shall be allowed unless the delay was excusable under force majeure pursuant to Article 37.

(c)	Allegheny shall elect at the time of such taking of possession either to accept such part of the Work or to delay acceptance thereof until the time set forth in Sub-Article 18.2.
8.3.4	Contractor is responsible for ensuring that its employees, Subcontractors, Vendors and all others permitted by Contractor to enter the Facility and other sites made available by Allegheny for construction-related activities shall comply with Allegheny’s regulations and requirements. Contractor also shall require said persons to go to and from the Work Site and within such sites via a route prescribed by Allegheny and not to deviate therefrom.
8.4	Approvals, Authorizations, Agreements and Reviews

All Allegheny approvals, authorizations and agreements shall be in writing. Allegheny’s approvals, authorizations, agreements and reviews shall not relieve Contractor of its obligations under this Agreement.

8.5	Bonus Offers

Allegheny shall offer to Contractor: a schedule completion bonus following establishment of the Scheduled Completion Date; and a target price bonus following establishment of the Agreement Price Budget. The terms of such bonus offers shall be evidenced in a separate agreement between the parties.
ARTICLE 9 — CHANGE ORDER

9.1	Changes

Allegheny shall have the right, without additional consent from Contractor, to revise the Job Specification within the general scope of Work set forth therein, including but not limited to: (i) requiring additional work of Contractor and directing omission of part of the Work previously authorized; and (ii) making final decisions on the interpretation of any specifications, drawings, and documents included in the Job Specification or otherwise furnished by Allegheny to Contractor and on matters where such documents permit alternatives or are not specific. Upon notification of such revision, Contractor shall promptly revise the Work accordingly.
9.2	Change Orders
(a)	Unless this Agreement provides otherwise, Allegheny shall issue a Change Order when it revises the Job Specification or elements of the Work already completed or being performed in accordance with the Job Specification, requires additional Work of Contractor or directs omission of part of the Work previously authorized, provided that any of the following Change Order criteria is satisfied: (i) Contractor’s costs for performing the Work are affected thereby; or (ii) the time required for performing the Work is affected thereby; or (iii) the scope of the Work or execution approach is affected thereby. If any of the foregoing criteria is satisfied, Allegheny shall authorize Contractor to prepare and Contractor shall prepare an estimate of the effects on costs and/or completion of the Work. After Contractor and Allegheny agree on the effects, Contractor shall proceed with the additional Work and Allegheny shall issue a Change Order adjusting one or more aforesaid items. In the event of a significant change in the scope of Job Specification, Contractor shall have the right to propose a modification to the Fee and revisions to the schedule to reflect the changes made by Allegheny.

(b)	A Change Order shall not be issued, when: (i) Contractor is required to remediate deficient Work under Sub-Article 15.1; or (ii) to correct errors, omissions or work not in accordance with the requirements of Sub-Articles 4.3 and 4.5; or (iii) Contractor has not complied with a requirement of this Agreement.

ARTICLE 10 — INDEPENDENT CONTRACTOR
In performing the Work and other obligations under this Agreement, Contractor shall be an independent Contractor and not the agent or employee of Allegheny. The relationship of employer and employee shall not exist between Allegheny and Contractor or any of Contractor’s employees or Subcontractor’s employees. Contractor acknowledges and agrees that, with respect to any Work performed under this Agreement, neither Contractor nor any of its employees, nor any of Subcontractor’s employees is eligible to participate in and will not receive any benefits from any employee benefit plan sponsored by Allegheny. The Work shall be performed under the supervision and control of Contractor, and Allegheny shall have no authority to supervise Contractor’s employees, representatives or Subcontractors. Contractor shall have no authority to make statements, representations or commitments of any kind or take any other action binding on Allegheny, except as specifically provided in this Agreement. It is expressly agreed that it is not the purpose or intention of this Agreement to create, nor shall the same be construed as creating, any partnership or joint operation between Allegheny and Contractor.
ARTICLE 11 — PAYMENT AND INVOICING
11.1 Payment
Allegheny shall enter into a Trust Account Agreement, a form of which is attached hereto as Exhibit J, whereby Allegheny provides funds to an account and directs the Trustee to make payments to Contractor, Subcontractors and/or Vendors for Costs and Fee for Work accomplished pursuant to Exhibits A through C. The procedure of making such payments is delineated as follows:
11.1.1	On or before the fifteenth day of each month, Contractor shall render to Allegheny an invoice for the actual, payable portion of the Agreement Price incurred for: the Work performed by Contractor during the first seven days of Contractor’s accounting period month, as set forth in Exhibit E, and an estimate of the payable portion of the Agreement Price forecasted to be earned for Work performed by Contractor during the balance of Contractor’s accounting period for that month; and the Work by Subcontractors and Vendors not previously invoiced by Contractor to Allegheny. The invoice shall specify, document and be adjusted for the difference between the estimate paid to Contractor during the prior month and the actual Costs incurred by Contractor in the prior month. Invoices shall include supporting documentation required by the Job Specification detailing:
(a) the payable portion of actual and forecasted Costs.
(b) the payable portion of Fee earned based upon the percentage of Work completion actually earned and approved by Allegheny as of the end of the Contractor accounting period.
(c) a reconciliation of amounts forecasted in the prior month versus amounts actually incurred for that month, together with an update of forecasted amounts for the current month and the following six (6) months..
11.1.2	Payable amounts of Costs and Fee earned and eligible for invoicing in accordance with Sub-Article 11.1.1 above, shall be:
(a)	one hundred percent (100%) of Costs,

(b)	one hundred percent (100%) of Reimbursable Costs for those Subcontractors already subject to a retention of five percent or more under agreement with Contractor, and

(c)	one hundred percent (100%) of Fee earned.
11.1.3	Costs and Fee shall be certified by Contractor as being allowable under this Agreement before payment by Allegheny shall be made hereunder.

11.1.4	Invoicing for Costs shall be kept current and Allegheny shall have the right to not pay for undisputed Costs incurred in excess of ninety (90) days from the date such Costs should have been invoiced by Contractor to Allegheny.

11.1.5	Each invoice shall be specified net of taxes, with applicable taxes (e.g., sales tax) identified separately.

11.1.6	Allegheny shall review each such invoice provided by Contractor and within 15 calendar days after receipt of a correct and valid invoice with full supporting documentation Allegheny: will advise Contractor of any amount rejected, together with the reason for the rejection; and on the last Wednesday of Contractor’s accounting period, as set forth in Exhibit E, of the month of the invoice, shall deposit into the Trust Account the undisputed amount of the invoice to then be paid under the Trust Agreement to Contractor, Subcontractors and Vendors.

11.1.7	Retainage, at the rate of two and one half percent (2.5%) of the amount of each invoice submitted by Contractor, shall be capped at five million dollars ($5 million). Contractor, at its own expense, shall provide an ascending, irrevocable, on demand, stand-by letter of credit in form and substance as Exhibit F attached hereto, issued by a financial institution approved by Allegheny (“Letter of Credit”), in lieu of Allegheny retaining funds from invoices presented by Contractor. The Letter of Credit shall be used to cover contract and warranty claims not honored by Contractor and, after providing Contractor with seven days notice to cure such claims and if Contractor has not diligently pursued such cure, may be partially or wholly drawn upon demand by Allegheny with notification to the financial institution in accordance with the terms of the Letter of Credit. Upon expiration of the base warranty period (eighteen (18) months from the date of the Completion Notice) as noted in Sub-Article 6.3 herein, to the extent it has not been drawn upon, Allegheny shall, promptly after receipt of written request from Contractor, return the Letter of Credit to Contractor.

11.2 Waiver under Payment Act
Contractor hereby waives all disclosures, notices, rights, claims, privileges and benefits under Act 7 of 1994 of the General Assembly of the Commonwealth of Pennsylvania known as the “Contractor and Subcontractor Payment Act” and Allegheny and Contractor agree that none of the terms and provisions of said Act shall apply to this Agreement or the Work, payment or any claims related thereto.

ARTICLE 12 — CLAIMS AND LIENS
12.1	Contractor agrees to waive all rights to mechanics’, materialmen’s or similar liens with respect to every aspect of this Agreement. Immediately upon execution of this Agreement. Contractor will execute and provide to Allegheny, and Allegheny will be responsible for properly filing and indexing a Mechanics’ Lien Waiver and/or Stipulation against Liens in the appropriate county office. Such Waiver and/or Stipulation shall be provided to Allegheny for filing at least ten (10) days prior to Contractor or any Subcontractor or Vendor performing any physical Work at the Work Site. Contractor shall include enforceable language waiving all rights to any mechanics’ lien, materialmen’s lien or similar lien in all Subcontract and Vendor agreements related to Work under this Agreement, and will require that all Subcontractors, Vendors, or other persons supplying labor, material, services or any other potentially lienable product for the Work will include such language in all Agreements with any lower tier Subcontractor or Vendor of such products.

12.2	Contractor agrees that it will indemnify, defend and hold Allegheny harmless from any fines, penalties, assessments, attorneys fees, expenses or costs of any kind incurred by Allegheny or assessed against Allegheny in connection with any violation or alleged violation by Contractor or any Subcontractor or Vendor of any Occupational Safety and Health statutes, regulations or requirements.

12.3	In the event any Subcontractor, Vendor or third party asserts any claim that would, if successful, cause an increase in the Agreement Price, become a cost, or cause an extension of the Scheduled Completion Date, Contractor shall immediately notify Allegheny of the receipt of such claim, and shall immediately provide to Allegheny all claim documentation received from such claimant. Allegheny shall have the right to monitor the progress and handling of such claim in every respect, and may, at Allegheny’s sole option, undertake the handling and defense of any such claim with counsel of its own choosing and at its sole cost. Contractor agrees to fully cooperate with Allegheny in the negotiation, handling and/or defense of any such claim, including but not limited to the provision of documentary and witness support, and shall not settle or make payment on any such claim without the written consent of Allegheny.

12.4	Contractor agrees that it will continue performance under this Agreement during the pendency of any dispute or claim, and Allegheny agrees to continue paying undisputed amounts due during the pendency of any dispute or claim.

ARTICLE 13 — TAXES AND DUTIES
13.1	Contractor shall pay when due:
13.1.1	Taxes and fees imposed by reason of the performance of the Work by Contractor including, but not limited to, sales, excise, storage, consumption and use taxes; licenses, permit and registration fees; and income, profit, franchise, and personal property taxes, but excluding fees for licenses and permits obtained by Allegheny pursuant to Sub-Article 8.1.2.

13.1.2	Employment taxes and contributions imposed by applicable Law, or trade union Agreements or regulations, with respect to or measured by compensation (wages, salaries or other) paid to employees of Contractor including, but not limited to taxes and contributions for unemployment compensation insurance, old age benefits, welfare funds, pensions and annuities, and disability insurance, and

13.1.3	Import/export license fees and import/export taxes and duties on services, equipment and materials, and construction tools, equipment and supplies imported or exported by Contractor.
13.2	Except to the extent due to Allegheny’s non-payment of undisputed invoices, Contractor shall defend, indemnify and hold Allegheny harmless from liability resulting from Contractor’s or Subcontractors’ or Vendors’ failure to (i) make timely payment of or to pay any of the items in Sub-Article 13.1 above, or (ii) comply with the reporting, filing or other procedural requirements with respect to their payment. Interest, penalties or other liabilities arising from such failures shall not be allowed as Costs and shall be for Contractor’s account.

13.3	Contractor shall develop procedures and minimize the sales and use tax or value added tax burden on purchases of equipment, materials, and services under this Agreement. Prior to Contractor’s initiation of procurement activities hereunder, it shall obtain Allegheny’s approval of the aforesaid procedures.

13.4	If Contractor fails to obtain immunity or exemption from taxes or duties from which Contractor or Subcontractors are exempt under applicable Law, or fails to obtain a refund or credit, including interest, applicable for any such taxes or duties paid, such taxes and duties shall not be allowed as Costs and shall be for Contractor’s account.

13.5	Contractor shall promptly notify Allegheny of matters pertaining to nonpayment or payment under protest of, claim for immunity or exemption from, or claim for refund of or credit against any taxes or duties that are applicable to the Work.

13.6	Without liability to Contractor, Allegheny shall withhold income and other taxes from payments due to Contractor under this Agreement to the extent that such withholding is required by Law. Payment by Allegheny to the appropriate governmental office of the amount of money so withheld will be deemed to have been made on behalf of Contractor hereunder for the amount of such payment as if the payment had been made to Contractor and will relieve Allegheny of any further obligation to Contractor with respect to the amount so withheld. The receipt for any such withholding tax will be given to the Contractor.

13.7	Sales and Use Tax Responsibilities
13.7.1	Except as expressly provided in Sub-Article 13.7.2 below, all permanent equipment and materials purchased by Contractor for incorporation as a permanent part of the Work shall be purchased by Contractor. Contractor shall pay sales and/or accrue and pay use tax as appropriate. Allegheny shall have the option to purchase equipment and materials directly in order to utilize its public utility sales tax exemption.

13.7.2	Contractor shall pay applicable sales or use tax on: (i) equipment, materials and supplies (including but not limited to consumable supplies and small tools) that will not become a permanent part of the Work; (ii) third party rentals including construction equipment; and (iii) permanent equipment and materials purchased by Contractor.

13.7.3	Contractor shall, in its accounting of the Agreement Price Budget, distinguish between (i) permanent equipment and materials purchased for incorporation as a permanent part of the Work and (ii) those equipment, materials and supplies which Contractor shall have paid sales and use tax in accordance with Sub-Article 13.7.2 above.

13.7.4	The Contractor agrees to assign and transfer to Allegheny all its rights to sales and use tax which may be refunded as a result of a claim for refund for materials purchased in connection with this Agreement. The Contractor further agrees that it will not file a claim for refund for any sales or use tax which is the subject of this assignment.
ARTICLE 14 — INSPECTION OF WORK
14.1	Allegheny or its representative shall at all times have access to the Work whether it is in preparation or in progress and Contractor shall provide proper facilities for such access and for inspection. If the Job Specification, Allegheny’s instructions, any Law or any public authority require any Work to be specifically inspected, tested or approved, Contractor shall give Allegheny timely notice of: (i) readiness for inspection; and (ii) the date fixed for any inspection to be performed by a public authority.

14.2	Inspections by Allegheny shall be promptly made. If any part of the Work requiring Allegheny’s inspection or witnessing is closed or covered before such inspection or witnessing has been performed, Allegheny may require said Work to be opened or uncovered for inspection or witnessing and reclosed or recovered. Costs associated therewith shall be for Contractor’s account.

ARTICLE 15 – DEFICIENT WORK
15.1	Any or all of the following, at Allegheny’s option, shall be deemed deficient Work hereunder: (i) any Work performed or equipment and/or materials furnished by Contractor or Subcontractors that does not conform with requirements as set forth in this Agreement, or (ii) Contractor has at any time failed to remedy any imperfections in the Work, or (iii) Contractor has failed to supply a sufficient number of properly skilled workmen or satisfactory equipment and/or materials, or (iv) Contractor, or any Subcontractor or Vendor, fails upon request to demonstrate financial ability to complete the Work in accordance with the terms of this Agreement, or (v) Contractor has failed to execute the Work with promptness and diligence satisfactory to Allegheny, or (vi) Contractor has failed to comply with any of the provisions of this Agreement. Upon receipt of notice from Allegheny that any such deficiency exists, Contractor shall promptly undertake and proceed with due diligence to remedy such deficiency to meet the requirements of the Job Specification or to the satisfaction of Allegheny.

15.2	For Contractor’s remediation pursuant to the foregoing Sub-Article, Allegheny shall pay Contractor in accordance with Exhibit A, costs incurred by Contractor in correcting deficiencies in the Work, except for: (i) amounts recoverable from Subcontractors, Vendors or others; and (ii) costs incurred as a result of Contractor’s failure to substantially meet or exceed the standards prevailing in the industry pertaining to such Work.

15.3	If Contractor does not within ten (10) days after receipt of such notice undertake and proceed with due diligence to remedy such deficiencies, Allegheny may declare Contractor in material breach of this Agreement, and by written notice setting forth the effective date of removal, may remove Contractor from all or any part of the Work and use or dispose of all materials, supplies, tools and equipment in connection therewith. Allegheny may then complete all or any part of the Work from which Contractor has been removed.

15.4	In the event that Allegheny does remove Contractor and take possession as aforesaid, then notwithstanding Article 11, Contractor shall only be entitled to payment for the part of the Work performed by it and acceptable to Allegheny under the terms and conditions of this Agreement up to the effective date of such removal, reduced by: (i) costs recoverable under Subcontractors’ or Vendors’ guarantees; (ii) costs recoverable under insurance policies; and (iii) Allegheny’s retainage out of moneys owing to Contractor of an amount sufficient to indemnify Allegheny against extra costs incurred by Allegheny to remedy deficiencies. The rights and remedies of Allegheny provided by this Article are in addition to any other rights and remedies provided by Law or this Agreement.
ARTICLE 16 — SUSPENSION
16.1	Suspension of Work

Allegheny may suspend at any time and for any reason any part of the Work by giving notice to Contractor specifying the part of the Work to be suspended and the effective date of suspension. Suspension under this Article cannot last more than three months. Contractor shall cease work on said part of the Work on the effective date of suspension, but shall continue to perform any part of the Work not suspended.

16.2	Compensation

For the part of the Work suspended, compensation to Contractor during the period of suspension shall be in accordance with Exhibits A and B, limited however to:
(a)	Contractor’s employees whose retention on the Work during the suspension has been authorized in advance by Allegheny; and

(b)	Other items directly related to the suspended part of the Work if authorized in advance by Allegheny,

and subject to the other provisions of this Agreement that may reduce or suspend payment.
16.3	Resumption

Allegheny may, at any time, authorize resumption of the suspended part of the Work by notifying Contractor of the part of the Work to be resumed and the effective date of suspension withdrawal. Work shall be resumed as promptly as possible and as agreed to by the parties after receipt of such notice. A Change Order shall be issued to reflect the difference in Contractor’s costs for performing the Work, or the time required to perform the Work, or both.
16.4	Liability

For the part of the Work suspended in accordance with this Article, except as otherwise provided in Sub-Article 16.2, Allegheny shall not be liable for any additional costs, claims, damages or liabilities of Contractor, Subcontractors or Vendors.
ARTICLE 17 — TERMINATION
17.1	Termination for Convenience

Allegheny may terminate this Agreement or any part of the Work at any time and for any reason by giving notice to Contractor specifying the part of the Work to be terminated and the effective date of termination. Contractor shall promptly prepare for Allegheny’s approval a plan for terminating that part of the Work and shall cease work on said part of the Work on the effective date of termination.. Contractor shall continue to perform any part of the Work not terminated, and upon Allegheny’s approval shall implement the plan for termination.
17.2	Termination for Material Breach

In the case of material breach by Contractor of this Agreement, Allegheny may terminate this Agreement or any part of the Work at any time, by giving prompt notice to Contractor specifying the part of the Work to be terminated and the effective date of termination. Contractor shall cease work on said part of the Work on the termination effective date, but shall continue to perform any part of the Work not terminated.

In the event it is subsequently determined that any such termination by Allegheny for material breach is without substance or foundation, such termination shall be considered and administered as a termination for convenience pursuant to Sub-Article 17.1.
17.3	Termination by Contractor
17.3.1	In the event that all of the Work was suspended pursuant to Sub-Article 16.1 and Allegheny has not authorized resumption within three months of such suspension, Contractor may give notice to Allegheny of its intention to terminate this Agreement. If, within thirty (30) days of said notice Allegheny does not authorize resumption of the Work, or any part thereof, Contractor may terminate this Agreement with immediate effect, and Allegheny will compensate Contractor pursuant to Sub-Article 17.4 below.

17.3.2	In the event Allegheny fails to pay Contractor undisputed amounts required to be paid hereunder when such amounts are due, Contractor may, at its sole discretion and upon the provision of written notice to Allegheny, immediately suspend its performance of the Work. Contractor shall not be required to resume performance of suspended Work until such time as undisputed past due amounts have been paid by Allegheny.

17.4	Compensation

If this Agreement or any part of the Work is terminated, in accordance with Sub-Articles 17.1 or 17.3, Allegheny with respect to such Work will pay Contractor, only for the part of the Work satisfactorily performed in accordance with this Agreement and obligations incurred prior to the effective date of termination and for such additional amounts directly related to the Work performed by Contractor in terminating, providing said Work was authorized in advance by Allegheny, and subject to the other provisions of this Agreement that may reduce or suspend payment. Such payment will be made to Contractor:
(a)	for non-lump sum and non-unit cost agreements, according to Exhibit A;

(b)	for lump sum and unit-cost agreements, the percentage of any lump sum or unit cost price (as the case may be) which represents the percentage of the Work completed by Contractor; and

(c)	for direct costs that Contractor incurs in terminating the Work under this Agreement, including unpaid legally enforceable obligations to Subcontractors and Vendors and others as well as transportation costs for return of employees, construction tools and equipment, provided those costs were authorized in advance by Allegheny and are properly supported by time sheets, invoices and the like.
Allegheny shall have audit rights pursuant to Article 28 to verify the actual costs of the Work performed by Contractor in terminating.
17.5	No Compensation

In the event any Work is terminated in accordance with Sub-Article 17.2, Allegheny shall have no obligation to compensate Contractor under this Agreement for such terminated Work, other than the costs described in Sub-Article 17.4(c).
17.6	Liability

For any part of the Work terminated in accordance with Sub-Articles 17.1 or 17.3, except as otherwise provided in Sub-Article 17.4, Allegheny shall not be liable for any additional costs, claims, damages or liabilities of Contractor, Subcontractors or Vendors.
ARTICLE 18 — COMPLETION AND ACCEPTANCE
18.1	Completion

Contractor shall promptly notify Allegheny when Contractor considers it has substantially met the criteria set forth in the Job Specification for completion of the Work. Within ten (10) calendar days after receipt of said notice, Allegheny shall issue a Completion Notice with respect to the Work, or alternatively, notify Contractor of deficiencies to be remedied before a Completion Notice will be issued. Contractor shall promptly correct such deficiencies and notify Allegheny when they are remedied.
18.2	Acceptance

When Contractor considers that: (i) the entire Work has been completed in accordance with the Job Specification; (ii) Contractor has corrected known deficiencies; and (iii) Contractor has furnished to Allegheny those documents required under this Agreement, except for those documents specified in Sub-Article 11.1.6 as requisite for final payment of Agreement Price, it shall notify Allegheny thereof. Within fourteen (14) calendar days, Allegheny shall: (i) notify Contractor of acceptance certifying its agreement that said criteria have been satisfied; or (ii) notify Contractor of the deficiencies still to be remedied or activities to be completed before a notice of acceptance will be issued.
ARTICLE 19 — TITLE
Title to all parts of the Work supplied by Allegheny shall remain in Allegheny at all times. Title to all equipment, materials, supplies and structures procured by Contractor from third parties and intended, at the time of such procurement or supply, to be incorporated into, or used in the construction of the Work (excluding Contractor’s and Subcontractors’ construction tools, construction equipment and rented items) shall pass to Allegheny upon payment therefor by Allegheny, or upon delivery to the Work Site, whichever occurs earlier. Delivery of equipment, materials, supplies and structures to the Work Site shall not relieve Allegheny of its obligations of payment for such items in accordance with this Agreement. In the case of termination of this Agreement, to the extent any right or interest exists in and to all equipment, materials, supplies and structures procured by Contractor from third parties with funds to be supplied by Allegheny through the trust account, said right or interest shall vest in Allegheny at the moment of purchase by Contractor, and shall not vest in Contractor. Contractor shall act as bailee for Allegheny with regard to all equipment, materials, supplies and structures supplied by Allegheny or procured by Contractor from third parties with funds to be supplied by Allegheny.
ARTICLE 20 — DISTRIBUTION OF RISK, RELEASE AND INDEMNITY
20.1	Contractor’s Responsibilities
20.1.1	Contractor agrees, to the extent not prohibited by Law, to defend, indemnify and hold Allegheny and its agents, officers and employees harmless from (i) all third party claims, obligations and liabilities (and all costs and expenses including attorneys’ fees incurred in connection therewith) to the proportionate extent caused by the negligence, gross negligence, recklessness or willful misconduct of Contractor and (ii) all claims for death, disease, bodily injury and/or property damage including, without limitation, claims from Contractor’s employees, Subcontractors’ employees and/or Vendors’ employees (other than property damage to the Work itself) that may arise in connection with the Work or that occur during Contractor’s performance of the Work, including all costs and expenses including attorneys’ fees incurred in connection therewith.

20.1.2	Contractor shall also cause any Subcontractor, to the extent not prohibited by Law, to indemnify, defend and hold Allegheny and Contractor and their respective principals, officers, partners, agents and employees harmless from all third party claims for death, disease, bodily injury and/or property damage (other than property damage to the Work itself) that may arise in connection with Subcontractor’s performance of the Work including, but not limited to, claims from any Subcontractor employees.
20.1.3	Contractor’s and all Subcontractor’s obligations to indemnify and hold Allegheny harmless shall not be limited by a limitation on the amount or type of damages, compensation or benefits payable by or for the Contractor or Subcontractor under workers’ compensation acts, disability benefit acts or other employee benefit acts. Where personal injury, death, disease or loss of or damage to property arises from a cause or causes attributable jointly to the negligence of one or more of Allegheny, Contractor and/or any Subcontractor, each indemnitor’s duty of indemnification shall be in proportion to its allocable share of such negligence.

20.1.4	(a) Contractor hereby waives all rights of subrogation against Allegheny, and against all Contractors and Subcontractors enrolled in the OCIP, in connection with any and all events, occurrences, claims, losses and/or payments arising from or in connection with the performance of the Work.
(b)	Contractor shall cause each of its Subcontractors, in their respective subcontracts, to waive all rights of subrogation against Allegheny, and against all Contractors and Subcontractors enrolled in the OCIP, in connection with any and all events, occurrences, claims, losses and/or payments arising from or in connection with the performance of the Work.

(c)	All insurance provided by Contractors and/or Subcontractors shall be endorsed to waive the insurer’s rights of subrogation against Allegheny. All insurance provided by Contractors and/or Subcontractors enrolled in the OCIP shall be endorsed to waive the insurer’s rights of subrogation against all other Contractors and Subcontractors enrolled in the OCIP.
20.2	Allegheny’s Responsibilities
20.2.1	Allegheny agrees to indemnify and save Contractor harmless from any and all damages, claims, causes of action, liabilities, loss, cost fines, penalties or expense claimed by third parties for property damage and or bodily injury, including death, to the proportionate extent caused by the negligence, gross negligence or willful misconduct of Allegheny, its agents, employees, or affiliates.

20.2.2	Allegheny shall be responsible for and hold Contractor harmless for loss of or damage howsoever caused to Allegheny’s property intended to be incorporated into or used in the Work and located at the Work Site, even if the loss or damage results from Contractor’s negligence, except that Contractor shall be responsible for the first $5,000 of any such loss.

20.2.3	Allegheny will indemnify Contractor for loss of or damage howsoever caused to Contractor’s property intended to be incorporated into the Work and located at the Work Site, even if the loss or damage results from

Contractor’s negligence, except that Contractor shall be responsible for the first $5,000 of any such loss.
20.2.4	Notwithstanding the provisions of Sub-Articles 20.2.1 and 20.2.2, Contractor shall also be responsible, and not compensated by Allegheny, for:
(a)	any loss of money or securities in the care, custody or control of Contractor, which are used or intended for use in paying for or performing the Work;

(b)	unexplained or mysterious disappearance of any property in Contractor’s care, custody or control, or shortage of any property disclosed on taking inventory; or
(c)	theft of property on the part of Contractor, Subcontractors or their employees.
ARTICLE 21 — INSURANCE
21.1	Contractor shall participate, and require Subcontractors to participate, in Allegheny’s Controlled Insurance Program (OCIP) pursuant to Exhibit G and meet the other insurance coverage requirements set forth in Exhibit G.

21.2	Upon Allegheny’s request, Contractor agrees to participate in a project-wide bonding program, subguard, primeguard or other insurance programs, and Contractor shall not bond Subcontractors, unless requested by Allegheny.

ARTICLE 22 — TOOLS AND EQUIPMENT
Allegheny may loan or furnish tools or equipment to Contractor as an accommodation for use at a Work Site. Any tools and equipment are loaned or furnished on an “as is, where is” basis. Contractor agrees:
22.1	to inspect the tools and equipment and make its own determination, before commencing the Work, that they are adequate for the safe and efficient performance of the Work by Contractor.

22.2	that the tools and equipment will be loaned or furnished by Allegheny and accepted by Contractor without warranty or representation by Allegheny as to their condition or fitness for Contractor purpose.

22.3	to return the tools and equipment to Allegheny at the conclusion of use in good condition as when received, ordinary wear and tear excepted.
Notwithstanding the foregoing, Contractor’s failure to provide regular maintenance of tools and equipment loaned or furnished by Allegheny shall be deemed to be willful misconduct.
ARTICLE 23 — RESPONSIBILITY FOR CONSEQUENTIAL DAMAGES
Notwithstanding any other provisions contained elsewhere in this Agreement to the contrary, neither party, nor their respective affiliates, consultants, agents or Subcontractors or Vendors of any tier, nor any employees, officers, or directors of any of the foregoing, shall be liable to the other for any special, indirect, incidental, punitive, consequential or exemplary damages of any kind or nature whatsoever, or damages arising from or in connection with any other party’s loss of actual or anticipated profits or revenues, loss by reason of shutdown, non-operation, or increased expense of manufacturing or operation, loss of use, cost of capital, damage to or loss of property or equipment of Allegheny, or claims of customers of either party, regardless of whether due to or based upon delay, breach of Agreement, warranty, tort, negligence, strict liability, error or omission, indemnity or any other cause whatsoever.

ARTICLE 24 — GOVERNING LAW AND DISPUTE RESOLUTION
24.1	Governing Law

The validity, interpretation and construction of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
24.2	Dispute Resolution

All disputes arising under this Agreement or relating to the Work: (i) between Allegheny and Contractor; (ii) between and among Contractor, Subcontractors and/or Vendors; and (iii) between and among Allegheny, Contractor and other contractors of Allegheny shall be resolved in accordance with the Dispute Resolution Procedure attached hereto as Exhibit H. Contractor agrees that any disputes with other contractors of Allegheny or their subcontractors will not delay completion of the Work, which shall be continued by Contractor, subject to the rights herein provided. All purchase orders and subcontracts shall require Subcontractors and Vendors to agree to resolve all disputes in accordance with said Dispute Resolution Procedure. Contractor shall require that Subcontractors and Vendors comply with the Dispute Resolution Procedure and it be flowed down to lower-tier Subcontractors, as well as use best efforts to flow the Dispute Resolution Procedure down to lower-tier Vendors. Subcontractors or Vendors consent to be joined in any dispute resolution proceeding, at Allegheny’s option, if the Subcontractor’s or Vendor’s Work is related to such proceeding.
ARTICLE 25 — OWNERSHIP OF INVENTIONS AND DOCUMENTS
25.1	Ownership of Documents

Drawings, specifications and other documents, including those in electronic form, prepared by Contractor and Contractor’s consultants are instruments of service for use solely with respect to the Work and other work for Allegheny. Contractor and Contractor’s consultants shall be deemed the authors and owners of their respective instruments of service and shall retain all common law, statutory and other reserved rights, including copyrights. Upon execution of this Agreement, Contractor grants to Allegheny a paid up royalty free, nonexclusive license to reproduce Contractor’s and Contractor’s consultant’s instruments of service for the purpose of constructing, using, maintaining, operating, expanding or updating the Work and other work for Allegheny, provided that Allegheny shall comply with all obligations, including payment of all undisputed sums due, under this Agreement. If Allegheny is in compliance with the foregoing requirements, to the extent necessary, Contractor and Contractor’s consultants also grant to Allegheny a paid up nonexclusive license to create and use photographs, drawings, sketches, artistic representations and other similar representations of the Work or other work for Allegheny and to modify and/or change the Work or other work for Allegheny.

25.2	Contractor shall cause provisions substantially similar to Sub-Article 25.1 to be included with all of Contractor’s agreements with its consultants and shall require all of Contractor’s consultants to grant the licenses to Allegheny as described in Sub-Article 25.1.

25.3	Contractor shall provide to Allegheny, in a medium (e.g., disk, magnetic tape, network direct transfer, etc.) approved by Allegheny, a digital copy of the most recent design drawings, specifications and other documents, including those which were produced or created by Contractor’s consultants and/or others.

25.4	In the case of products, materials, systems, etc., protected by patent, Contractor and its consultants shall not specify or cause to be specified any infringing use of a patent. Should Contractor become aware of or receive notice of potential infringement of any intellectual property right related to the Work or other work for Allegheny, regardless of the source of that awareness or notice, Contractor shall (i) immediately cease the copying and any other activity which is the potential source of infringement; and within seven (7) calendar days (ii) investigate the potential infringement; (iii) submit to Allegheny copies of all documents relating to that awareness, the notice, or the object thereof; and (iv) issue to Allegheny a complete written response and analysis of the potential infringement and the course of action recommended by Contractor. Contractor shall submit to Allegheny a supplement of the initial report within seven (7) calendar days of Contractor’s receipt of, or awareness of, additional related information. Nothing in this Agreement shall be deemed to relieve Contractor of its obligations under this Sub-Article, nor shall Allegheny’s receipt of the information indicated in this Sub-Article give rise to any duty or obligation on the part of Allegheny.
25.5	Ownership of Inventions

If Contractor or its personnel or Subcontractors or their personnel make any inventions, discoveries or improvements (collectively, “Inventions”) patentable or unpatentable, resulting from Contractor’s work hereunder, Contractor shall promptly disclose those Inventions to Allegheny in writing. Inventions covered in this Sub-Article shall include those conceived during the term of this Agreement between Allegheny and Contractor. Further, Contractor hereby assigns, and shall require its employees and Subcontractors to assign, each such Invention to Allegheny. Contractor also shall require its employees to execute such papers as Allegheny requests in connection with any assignment and in connection with the acquisition of letters patent, U.S. and foreign, on any Inventions. Any compensation to which a Contractor’s employee may be entitled by Law or otherwise for assigning Inventions shall be for Contractor’s account.

25.6	Infringement Notice and Indemnification

If either Contractor or Allegheny is made the subject of any claim or lawsuit based on the alleged infringement or misappropriation of any third-party patent, copyright, trade secret or other proprietary right by reason of any aspect of the Work provided hereunder, it shall promptly notify the other party in writing. Allegheny shall defend and indemnify Contractor against those claims or lawsuits based on the actual or alleged infringement or misappropriation of any such third-party right by Contractor only to the extent that Contractor’s allegedly infringing or misappropriating conduct is expressly required in writing by Allegheny. This indemnity shall not extend to conduct of Contractor, which is discretionary to Contractor. Contractor shall defend and indemnify Allegheny against all other claims or lawsuits based on the actual or alleged infringement or misappropriation of any third-party right. The indemnities set forth in this Sub-Article 25.6 shall include, without limitation, all penalties, awards, and judgments; all court and arbitration costs; legal costs, including attorneys fees; and other reasonable out-of-pocket costs incurred in connection with such claims or lawsuits. The indemnifying party shall have the right to control the defense of any litigation, and to settle or compromise all claims and lawsuits subject to its indemnity. However, the indemnifying party may not settle or compromise such claim or lawsuit without the written consent of the indemnified party if any settlement or compromise: (i) requires the indemnified party to part with any property right or interest, assume any obligation or make any payment not indemnified; or (ii) subjects the indemnified party to any injunction. Subject to the foregoing, the indemnified party shall have the right, at its option and expense, but not the obligation, to retain advisory counsel to represent its interests in defending any such claim or lawsuit.

If any action results in an injunction against Allegheny with respect to the Work performed under this Agreement, Contractor agrees that it shall, at its option and its sole expense, either: (i) procure for Allegheny the right to continue using the infringing subject matter; or (ii) replace or modify the same so that it becomes non-infringing.

ARTICLE 26 — CONFIDENTIAL INFORMATION
26.1	Contractor’s Duty of Confidentiality

Contractor shall hold in confidence all business and technical information that is made available to Contractor, directly or indirectly, by Allegheny or developed or acquired by Contractor in performing the Work under this Agreement (collectively “Confidential Information”), except:
(a)	information, which is or becomes, without fault of Contractor, part of the public domain;

(b)	information, which Contractor can show, was received by Contractor from an independent third party that is under no obligation to Allegheny regarding the information;

(c)	information, which Contractor can show was already in Contractor’s possession at the time the information, was made available to Contractor, directly or indirectly, from Allegheny.
Additionally, if so required by Law or valid legal or regulatory process, Contractor may disclose Confidential Information, but only following notice by Contractor to Allegheny of the requirement to disclose and reasonable cooperation with any attempt by Allegheny to maintain the confidentiality of such Confidential Information.
26.2	Contractor’s Use of Confidential Information

Contractor shall not, without the prior written approval of Allegheny, as appropriate, use the Confidential Information that Contractor is required to keep confidential hereunder for any purpose other than the performance of the Work under this Agreement.
26.3	Contractor’s Information

The existing Confidentiality Agreement between Allegheny and Contractor, dated March 16, 2006 shall apply to confidential information disclosed prior to the date of this Agreement, but is superceded by the terms of this Article 26 from the date of this Agreement forward. Except for the underlying data and proprietary methodology for developing and preparing estimates and measured performance, which are herein designated confidential by Contractor, Allegheny shall have no obligation of confidence with respect to any other information disclosed to Allegheny by Contractor, and Allegheny shall be free to use or disclose any or all of the information contained in any drawing, record or other document to third parties without accounting to Contractor therefor. In the absence of any such separate confidentiality agreement, Contractor shall not place any restrictive notices on any information, no matter the form of its recording, that Contractor provides to Allegheny hereunder. If Contractor places any such restrictive notices on any drawing, record or other document, Allegheny is hereby authorized to nullify, remove, or disregard those notices.

ARTICLE 27 — USE OF TRADEMARK AND PUBLICITY
Contractor shall not, without the prior written consent of Allegheny: (i) use the name or any trade name or registered trademark of Allegheny in any advertising or communications to the public in any format, except as necessary to perform the Work; (ii) make publicity releases or announcements regarding this Agreement, the performance of the Work or any related activities; or (iii) take any photographs, video or other recordings of Allegheny’s property, except as otherwise provided in the Job Specification. Contractor shall cause Subcontractors and Vendors to comply with these requirements.
ARTICLE 28 — AUDIT
28.1	Contractor shall maintain and preserve, and shall require Subcontractors to maintain and preserve, in accordance with generally accepted accounting practices, accurate documentation and data (including but not limited to written and electronic records, books of account, correspondence, plans, permits, licenses, drawings, payroll records, memoranda, invoices including all back-up details, receipts, records relating to air freight and ground transportation and documentation of related systems and controls) pertaining to the performance of the Work under this Agreement, as well as any gift or entertainment expenses incurred by Contractor or Subcontractors pertaining to the Work under this Agreement. A listing of the minimum data field requirements for audit purposes to be maintained by Contractor and Subcontractors is attached hereto as Exhibit K.

28.2	At all reasonable times, Contractor shall permit and shall require Subcontractors to permit, employees and agents of Allegheny, and its insurers, to have access to its and their offices and work locations to examine, reproduce and retain copies of such documentation and data and discuss with Contractor’s and Subcontractors’ personnel in connection therewith, as necessary for Allegheny to verify and monitor: (i) that Reimbursable Costs are actually incurred and paid; (ii) the existence and effectiveness of Contractor’s and Subcontractors’ business practices; and (iii) Contractor’s compliance with the terms of this Agreement. Where Work is billable under Fixed Rates, Allegheny shall have sufficient access to those rates to satisfy themselves that the Work provided thereunder have not also been separately billed on some other basis (e.g., a reimbursable basis).

28.3	The provisions of this Article shall be applicable during the term of this Agreement and for a period of three (3) years thereafter. If errors or deficiencies are identified by an audit or otherwise, Contractor shall take prompt corrective action and advise Allegheny thereof.

ARTICLE 29 — BUSINESS STANDARDS
29.1	Business Standards

Contractor, in performing its obligations under this Agreement, shall establish and maintain in effect appropriate business standards, procedures and controls to avoid any real or apparent impropriety that might affect adversely or conflict with the interests of Allegheny. Contractor shall exercise all reasonable care and diligence to prevent any actions or conditions, which could result in a conflict with the best interests of Allegheny. This obligation shall apply to the activities of the employees of Contractor and Subcontractors in their relations with the employees of Allegheny and their families and/or third parties arising from this Agreement. These efforts shall include, but not be limited to, establishing precautions to prevent their employees or Subcontractors from making, receiving, providing or offering any substantial gifts, extravagant entertainment, payments, loans, or other considerations.
29.2	Accuracy of Records

Contractor agrees that all financial settlements, billings, and reports rendered to Allegheny or its representative shall reflect properly the facts about all activities and transactions handled for the account of Allegheny, which data may be relied upon as being complete and accurate in any further recordings and reporting made by Allegheny or its representatives for whatever purpose.

29.3	Compliance With Law

Contractor agrees and will secure agreement by Subcontractors to comply with Law in performance of the Work. Notwithstanding anything in this Agreement to the contrary, no provision shall be interpreted or applied so as to require Allegheny or Contractor to do, or refrain from doing, anything which would constitute a violation of, or result in a loss of economic benefit under, United States anti-boycott and other export laws and regulations. Contractor represents that it shall not make any improper payments of money or anything of value to a government official (whether appointed, elected, honorary, or a career government employee) in connection with this Agreement, nor shall it make improper payments to a third party knowing or suspecting that the third party will give the payment, or a portion of it, to a government official.

29.4	Notice of Non-Compliance

Contractor agrees to notify Allegheny promptly upon discovery of any instance where the Contractor fails to comply with this Article. If Contractor discovers or is advised of any errors or exceptions related to its invoicing for the Work, Contractor and Allegheny will together review the nature of the errors or exceptions, and Contractor will, if appropriate, promptly take corrective action and adjust the relevant invoice or refund overpayments.

ARTICLE 30 — NO INFORMATION BROKERING
30.1	Warranty and Representation

Contractor and Allegheny are aware of a practice (referred to in this Article as “Information Brokering”) where certain parties approach contractors, subcontractors vendors, or others and offer confidential information or illicit influence in order to obtain business through corruption of competitive bidding processes. Contractor recognizes that the practice of Information Brokering or any other corruption of the Agreement award process is not permitted. Allegheny and Contractor agree, warrant and represent that they have not and will not, and Contractor shall direct Subcontractors not to, utilize Information Brokering in connection with this Agreement.
30.2	Notification

Contractor agrees that it will promptly notify Allegheny’s General Counsel in writing if anyone approaches Contractor for the purpose of Illegal Information Brokering concerning this Agreement or any related business interest of Allegheny. Allegheny undertakes that such notice and any related information provided by Contractor will be treated with the utmost discretion.
ARTICLE 31 — MANAGEMENT OF WASTE AND HAZARDOUS MATERIALS
31.1	Contractor and its Subcontractors shall have the responsibility and liability for the proper management of non-hazardous wastes resulting from their Work, as well as for the proper disposal of non-hazardous wastes at the Work Site, pursuant to the Job Specification and according to Law. In particular, but without limitation, Contractor and Subcontractors shall implement procedures to minimize the generation of non-hazardous waste. These procedures shall include, at a minimum, process substitution, materials recovery, and continued product use.

31.2	Contractor and Subcontractors shall, in performing the Work, have the responsibility and liability for all hazardous materials brought onto or generated at the Work Site by Contractor and Subcontractors, including the proper permitting, removal and disposal of all such hazardous materials according to Law. In particular, but without limitation, Contractor and Subcontractors shall implement procedures to minimize the generation of hazardous materials. These procedures shall include, at a minimum, process substitution, materials recovery, and continued product use. When possible, Contractor shall select less toxic alternatives to minimize the generation of hazardous materials. Contractor shall maintain a log of all hazardous materials, including their quantity, locations and place of disposal, and provide copies of such log regularly to Allegheny. Contractor in performing the Work shall remove all Contractor and Subcontractor hazardous materials from the Work Site as soon as practicable, but in no event later than acceptance of the Work.

31.3	In the event pre-existing hazardous materials, including asbestos or asbestos containing materials, are identified at the Work Site, Contractor shall provide notice of such existence and Allegheny shall remove and dispose of such materials.

31.4 Contractor shall defend, indemnify and hold harmless Allegheny, and Allegheny’s parents, subsidiaries, contractors, subcontractors and suppliers of any tier, affiliates and the officers, directors, employees, successors and assigns of each of them, from and against all Losses (as defined in Sub-Article 31.5 below) resulting from or related to: (i) any hazardous material that has been brought onto the Work Site by Contractor or any Subcontractors or any person acting on behalf of, or under the direction or supervision of Contractor or Subcontractors; (ii) Contractor’s failure to timely notify Allegheny of the presence of any hazardous material on, or the release of any hazardous material on or from, the Work Site, (iii) Contractor’s failure to remove or properly dispose of any such hazardous materials or waste generated by Contractor or Subcontractors at the Work Site; or (iv) Contractor’s or a Subcontractor’s failure to comply with Law with respect to any such hazardous materials or waste. Contractor’s obligations hereunder shall not be limited by the provisions of any Workers’ Compensation act or similar statute or otherwise.
31.5 Allegheny shall protect, defend, indemnify and hold harmless Contractor and its affiliates, consultants, agents, Subcontractors and Vendors of any tier, and any and all employees, officers, or directors of any of the foregoing (the “Contractor’s Indemnified Parties”), from and against any and all claims (including all penalties, attorney’s fees, fines, or administrative or civil sanctions related directly to such claims), losses, costs, judgments, damages, (but excluding incidental, consequential, indirect and special damages), penalties, and liabilities (the “Losses”) suffered as a result of or arising out of or in connection with the performance of the Work and relating to any hazardous material not introduced to the Work Site by Contractor or Contractor’s Indemnified Parties.
ARTICLE 32 — ASSIGNMENT OF AGREEMENT
Allegheny may assign this Agreement, including all its rights and obligations hereunder, without the consent of Contractor. Allegheny also may add Monongahela Power Company as another owner party to this Agreement without the consent of Contractor and Monongahela Power Company shall have all the rights of Allegheny under this Agreement. Contractor shall not assign this Agreement or any part hereof without Allegheny’s prior written approval, which approval shall not relieve Contractor of its obligations under this Agreement. Any assignment made by Contractor not in accordance with this Article shall be void.
ARTICLE 33 — EXECUTIVE SPONSOR AND NOTICES
33.1	Executive Sponsor
33.1.1	Allegheny’s Executive Sponsor, Michael V. Herriott, or other such person as may be subsequently designated in writing by Allegheny, shall be the primary contact with Contractor’s corporate management and shall have authority to act for Allegheny with respect to all matters pertaining to this Agreement.

33.1.2	Contractor’s Executive Sponsor, Frank C. Gross, Jr., an officer of Contractor or some other officer as may be subsequently designated in writing by Contractor, shall have authority to act for Contractor with respect to all matters pertaining to this Agreement. The Executive Sponsor shall be available to Allegheny’s representatives at any reasonable time, regarding among other things, communications to Contractor’s corporate management of its performance of the Work. It is agreed that the Executive Sponsor shall maintain a detailed knowledge of the progress of the Work and of significant or anticipated problems and shall ensure that Contractor fulfils its obligations under this Agreement. In particular, the Executive Sponsor shall attend regular project review meetings and shall receive copies of Contractor’s regular progress reports and other significant correspondence. If Contractor’s Project Manager and Allegheny’s Project Manager cannot reach agreement on any material matter related to the Work, the matter will be decided by Contractor’s Executive Sponsor and Allegheny’s Executive Sponsor.
33.2	Notices
33.2.1	Notices required by this Agreement shall be in writing and shall be sent by hand or certified mail or overnight delivery services to Contractor or Allegheny at the respective party’s office address set forth below, to the attention of the respective Designated Representative:

Allegheny:	Contractor:
ATTN: Michael V. Herriott	ATTN: James D. Ferrara
Allegheny Energy	Washington Group International
800 Cabin Hill Drive	510 Carnegie Center
Greensburg, PA 15601	Princeton, NJ 08543-5287

With a copy to:

Allegheny:	Contractor:
ATTN: General Counsel	ATTN: Charles J. Nash, Jr.
Allegheny Energy	.Washington Group International
800 Cabin Hill Drive	510 Carnegie Center
Greensburg, PA 15601	Princeton, NJ 08543-5287
33.2.2	The effective date of notice shall be the date the notice is received by the addressee or it reaches the office of the addressee, whichever is earlier.

ARTICLE 34 — ALCOHOL AND DRUGS
34.1	Contractor certifies that to the best of its knowledge and belief, none of its personnel or those of Subcontractors shall perform any Work for Allegheny while under the influence of alcohol and/or drugs. Contractor’s and Subcontractor’s personnel performing the Work for Allegheny shall be informed about its alcohol and drug policy.

34.2	Contractor’s and Subcontractors’ personnel shall be advised to neither abuse medications nor use, possess, distribute or sell alcohol and/or drugs when performing the Work for Allegheny or on premises owned or controlled by Allegheny. Upon for cause suspicion that so happens, Contractor’s or Subcontractors’ personnel shall be suspended from performing Work for Allegheny. In such instances, Allegheny also has the right to instruct the Contractor to remove subject personnel from performing the Work for Allegheny. In those instances where personnel have been removed from performing the Work caused by possible alcohol and drug abuse, such personnel shall be allowed to resume performing the Work only if the Contractor can document that such personnel have passed an alcohol and drug test.

34.3	The Contractor shall introduce guidelines and implement procedures to ensure an alcohol and drug free working place when performing the Work for Allegheny. Allegheny has the right to request documentation to ensure that the guidelines and procedures are in compliance with Allegheny’s requirements.
The obligations of Contractor set forth in this Article 34 are in addition to, and are to be read consistently with, Contractor’s obligations regarding alcohol and drugs as set forth in the Safety and Health Manual.
ARTICLE 35 — HEALTH AND SAFETY
Contractor and any Subcontractor and/or Vendor shall work according to all applicable safety regulations issued by public authorities and Allegheny, and shall handle and leave equipment and premises in accordance with these regulations. Specific requirements shall be defined before the service is carried out. Safety equipment shall be used in accordance with applicable rules for this type of work. Contractor shall report all accidents, injuries and near-misses promptly to Allegheny’s Designated Representative. The obligations of Contractor set forth in this Article 35 are in addition to, and are to be read consistently with, Contractor’s obligations regarding health and safety as set forth in the Safety and Health Manual.
ARTICLE 36 — RIGHT OF REMOVAL
Contractor shall promptly remove from Work Site any employee or agent of Contractor, any Subcontractor or any employee or agent of Subcontractor performing Work under this Agreement, or any Vendor or any employee or agent of Vendor performing Work under this Agreement as Allegheny may for any reason designate. If Allegheny has a reasonable basis for designating such removal, Contractor hereby releases and forever discharges and holds harmless Allegheny from any costs, claims, losses, and damages of any kind whatsoever based on negligence, defamation, wrongful discharge/dismissal or otherwise which Contractor may suffer, sustain, pay or incur as the result of any removal and will indemnify, defend and hold harmless Allegheny against any third party claims based on removals under this Article.

ARTICLE 37 — FORCE MAJEURE
37.1	No delay or failure of performance by either party shall constitute default hereunder or give rise to any claim for damages if, and to the extent, such delay or failure is caused by force majeure. Force majeure means an unforeseeable, irresistible occurrence beyond the control and without the fault or negligence of the party affected and which said party is unable to prevent or provide against by the exercise of reasonable diligence including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; war, rebellion, sabotage or riot, floods, unusually severe weather that could not reasonably have been anticipated; fires, explosions, or other catastrophes; changes in Law; strikes or any other concerted acts of workers; and other similar occurrences; but lack of finances shall in no event be deemed to be a cause beyond a party’s control.

37.2	The following are specifically excluded as force majeure occurrences unless: (i) they were caused by force majeure of the type set forth in the preceding clause; and (ii) an acceptable alternate source of work or materials is unavailable:
(a)	late performance by a Subcontractor caused by a shortage of supervisors or labor, inefficiencies, or similar occurrences.

(b)	late delivery of equipment or materials caused by congestion at a manufacturer’s plant or elsewhere, an oversold condition of the market, inefficiencies, or similar occurrences.
37.3	The party invoking the force majeure will: (i) immediately notify the other party; (ii) make every effort to remedy the cause of non-performance; and (iii) perform the entirety of its obligations as soon as this cause has gone, the other party being released from its Contractual obligations until such time as the cause has gone. Contractor shall not have the right to terminate the Work by reason of Allegheny having invoked force majeure.

37.4	When the effect of said occurrence is established, Allegheny shall issue a Change Order.
ARTICLE 38 — AMENDMENTS
Any amendment to the terms of this Principal Document and Exhibits shall only be effective if made in writing and signed by Allegheny and Contractor.
ARTICLE 39 — PRECEDENCE
In the event of a conflict between any provisions of this Agreement, the terms in this Principal Document shall take precedence and govern over the Job Specification and the Exhibits.
ARTICLE 40 — MISCELLANEOUS
40.1	Severability

If any provision or portion of this Agreement shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of Law, that provision or portion of this Agreement shall be deemed omitted and the remaining provisions shall remain in full force and effect.

40.2	Waiver

No waiver by a party of a right or default under this Agreement shall be effective unless in writing. No such waiver shall be deemed a waiver of any subsequent right or default of a similar nature or otherwise.

40.3	Remedies Cumulative

The remedies provided for in this Agreement are cumulative and shall be in addition to other remedies available at Law. Notwithstanding anything to the contrary contained herein, the remedies specified in Article 6 shall be Allegheny’s sole and exclusive remedies for any warranty claims.

40.4	Sole Benefit

This Agreement and all rights hereunder are intended for the sole benefit of the parties hereto and shall not imply or create any rights on the part of, or obligations to, any other person.

40.5	Counter Parts

This Agreement may be executed in counterparts, which shall, in the aggregate, when signed by all parties constitute one and the same instrument, and thereafter, each counterpart shall be deemed an original instrument as against any party who has executed it. Facsimile signatures shall be enforceable as original signatures.
ARTICLE 41 — SURVIVING OBLIGATIONS
Contractor’s obligations under this Agreement including, without limitation, the requirements of Articles 6,12,13,15, 20, 21, 26, 28, 31, 40 and 41 shall survive any termination or suspension of the Work, Completion of the Facility, Acceptance or Allegheny’s making full payment of the Agreement Price, anything in this Agreement to the contrary notwithstanding.
ARTICLE 42 — LIMITATION OF LIABILITY
Notwithstanding any other provisions contained elsewhere in this Agreement to the contrary, in no event shall the liability of Contractor to Allegheny, whether in contract, warranty, tort, negligence, strict liability, delay, error or omission, indemnity, or otherwise for the performance or breach of this Agreement or anything done in connection therewith (but excluding fraud and willful misconduct by Contractor) exceed twenty five percent (25%) of the amount paid to Contractor under this Agreement. Said liability shall be excess of any valid and collectible insurance under Exhibit G.

ARTICLE 43 — ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between Allegheny and Contractor, and it supersedes all prior negotiations, representations or agreements, either oral or written, related to the subject matter hereof including, without limitation, Allegheny’s invitation for proposals and Contractor’s proposal, except to the extent they are expressly incorporated herein.
IN WITNESS WHEREOF, the parties, intending to be legally bound, have duly executed this Agreement in duplicate originals as of day and year first written above.

	Washington Group International		Allegheny Energy Supply Company, LLC

By:	/s/ Louis Pardi	By:	/s/ Michael V. Herriott

Name:	Louis Pardi	Name:	Michael V. Herriott

	(Typed or Printed)		(Typed or Printed)

Title:	President-Power	Title:	V. P. Construction & Engineering

Date:	July 13, 2006	Date:	July 13, 2006